EXHIBIT 14

                                    GUARANTY

      GUARANTY, dated August 5, 1997, from Marty Kass (the "Guarantor") to Clearwater Fund IV, LLC ("Clearwater").

      Reference is made to the Loan Agreement, dated August 5, 1997, between MEHL/Biophile International Corporation ("MEHL") and Clearwater (the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Loan Agreement.

      (i) Guaranty. In order to induce Clearwater to enter into the Loan Documents and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby irrevocably and unconditionally guarantees to Clearwater the prompt payment of all Obligations of MEHL when due strictly in accordance with the terms of the Loan Documents as the same may at any time be amended, modified, renewed or extended. In addition, the Guarantor hereby agrees to pay any and all costs and expenses incurred by Clearwater in enforcing this Guaranty, including reasonable attorneys' fees and expenses incurred in connection therewith. It is understood and agreed by the Guarantor that Clearwater may proceed against the Guarantor under this Guaranty, in one or more actions, suits or proceedings, without pursuing or exhausting any right or remedy Clearwater may have against MEHL, any other guarantor or any other person obligated with respect to the Loan Documents or any part thereof.

      (ii) Obligations Absolute; Revival. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of the validity, legality or enforceability of the Loan Documents or any other circumstance or circumstances which might otherwise constitute a legal or equitable discharge of, or a defense available to, a surety or guarantor and regardless of any law, rule, regulation, order, writ, judgment, decree, award or other administrative or judicial pronouncement now or hereafter in effect in any jurisdiction purporting to affect in any manner any of the terms of the Loan Documents. Clearwater may at any time or times, in its absolute discretion (a) extend or change the time, manner, place or other term of payment of the Obligations or any part thereof, (b) waive compliance by MEHL or any other guarantor with any term, covenant, agreement or condition on its part to be complied with under the Loan Documents, (c) obtain or release any guarantor (including the Guarantor) obligated with respect to the Obligations or any part thereof, (d) settle or compromise with MEHL, or any other person or entity obligated with respect to the Obligations or any part thereof, and subordinate upon any terms Clearwater's right or rights to receive payment of the Obligations or any part thereof and (e) amend or otherwise modify the Loan Documents or any part thereof, or the liability of MEHL or any other person or entity obligated with respect thereto, in any manner, all without notice to or the assent of the Guarantor and without affecting this Guaranty or the liability of the Guarantor and without affecting this Guaranty or the liability of the Guarantor hereunder, which shall continue until fully paid in cash or payment is otherwise duly provided for in a manner satisfactory to Clearwater. This Guaranty, and the liability of the Guarantor hereunder, shall be reinstated and revived, and Clearwater's rights under this Guaranty shall continue, with respect to any amount (or portion thereof) at any time paid to or received by Clearwater on account of the Loan Document or that shall, at any time after Clearwater's receipt of such payment, be required to be restored or returned by Clearwater upon the bankruptcy, insolvency or reorganization of MEHL or any other person or entity obligated with respect to the Loan Documents or for any other reason, all as though such amount (or portion thereof) had not been so paid or received by Clearwater.

      (iii) Subordination of Subrogation Claims. The Guarantor hereby agrees not to enforce or seek to satisfy, either against MEHL or any other guarantor or out of any of its or their respective assets, any claim that Guarantor may have against MEHL, or any such other guarantor by reason of any payment made to Clearwater hereunder on account of the Loan Documents, and not to ask for, demand, take or receive any payment from MEHL, or any such other guarantor or account thereof, until the Obligations have been paid in full in cash or payment of such obligations has otherwise been duly provided for in a manner satisfactory to Clearwater. The Guarantor hereby agrees that should any payment or payments be received by the Guarantor contrary to the terms of the preceding sentence, the Guarantor will promptly pay over the same to Clearwater for credit or application to the payment or prepayment of all or any part of the Obligations, in any order selected by Clearwater, and to hold such payment or payments in trust for Clearwater until so paid over to Clearwater.

      (iv) Waiver. The Guarantor hereby waives (a) acceptance of this Guaranty by Clearwater and notice thereof, (b) presentment for payment, demand, notice of non-payment, protest and notice of protest with respect to the Obligations or any part thereof and all other notices and (c) promptness by Clearwater in giving any notice to or making any claim or demand upon the Guarantor hereunder, but no act or omission of any kind in the premises shall in any way affect this Guaranty or impair Clearwater's rights hereunder.

      (v) Notices, Etc. All notices, demands and other communications required or permitted to be given to or made upon the Guarantor or Clearwater with respect to this Guaranty shall be in writing and delivered or sent, by the means authorized under the Loan Agreement, if to the Guarantor, to him at: c/o MEHL/Biophile International Corporation, 4127 NW 27th Lane, Suite A, Gainesville, Florida 34616; and if to Clearwater to it at: the then current address designated by Clearwater pursuant to the Loan Agreement for the receipt of notices and other communications to it under the Loan Agreement. Any such demand, notice or communication shall be deemed received by the intended recipient at the time provided for under the terms of the Loan Agreement, according to the means by which sent.

      (vi) Continuing Guaranty. This Guaranty shall remain in full force and effect until the Obligations have been paid in full in cash or payment of the Obligations has been duly provided for in a satisfactory manner to Clearwater, and all expenses (which the Guarantor hereby agrees to pay) incurred by Clearwater in enforcing this Guaranty have been paid. This Guaranty may not be released, altered, modified or amended except in a writing signed by Clearwater.

      (vii) Governing Law; Binding Character. This Guaranty shall be deemed to have been made under, and for all purposes shall be governed by and construed and enforced in accordance with, the laws of the State of New York, without regard to its principles of conflict of laws. This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of Clearwater and its successors and assigns. The Guarantor shall not be permitted to assign any of its obligations hereunder (voluntarily, by operation of the law or otherwise) without the prior written consent of Clearwater.


                                       -----------------------------------------
                                       Marty Kass


                                  Page 76 of 76